Exhibit 10.1

LOAN MODIFICATION AGREEMENT
     This First Loan Modification Agreement (“First Modification”) modifies the Loan Agreement dated July 1, 2008 (“Agreement”), regarding a revolving line of credit in the maximum principal amount of $15,000,000 and a term loan in the original principal amount of $13,500,000 (the “Facilities”), executed by CRAFT BREWERS ALLIANCE, INC. (“Borrower”) and BANK OF AMERICA, N.A. (“Bank”). Terms used in this First Modification and defined in the Agreement shall have the meaning given to such terms in the Agreement. For mutual consideration, Borrower and Bank agree to amend the Agreement as follows:
     1. Line of Credit Interest Rate. Section 1.4 of the Agreement is amended to read as follows:
          1.4 Interest Rate.
     (a) The interest rate is a rate per year equal to the BBA LIBOR Daily Floating Rate plus the Applicable Rate as defined below.
     (b) The BBA LIBOR Daily Floating Rate is a fluctuating rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined for each banking day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.
     2. Term Loan Interest Rate. Section 2.4 of the Agreement is amended to read as follows:
     2.4 Interest Rate. The interest rate is a rate per year equal to the BBA LIBOR Daily Floating Rate, as defined in Section 1.4(b), plus the Applicable Rate, as defined in Section 1.6.
     3. Applicable Rate. Section 1.6 of the Agreement is amended to read as follows:
     1.6 Applicable Rate. The Applicable Rate shall be (a) 3.50% for LIBOR/IBOR and 0.50% for the Fee Margin until receipt by the Bank of the Borrower’s financial statements for the period ending September 30, 2009, and (b) thereafter, the following amounts per annum, based upon the ratio of Funded Debt to EBITDA (as defined in Section 9.3, the “Financial Test”), as set forth in the most recent compliance certificate (or, if no compliance certificate is required, the Borrower’s most recent financial statements) received by the Bank as required in Section 9.2:

		Applicable Rate
		(in percentage points per annum)
Pricing Level	Funded Debt to EBITDA	LIBOR/IBOR +	Fee Margin:
1	>4.0 to 1	3.50	0.500
2	<4.0 to 1 but > 3.0 to 1	3.00	0.500
3	<3.0 to 1 but > 2.0 to 1	2.00	0.375
4	< 2.0 to 1	1.75	0.300
The Applicable Rate shall be in effect from the date the most recent compliance certificate or financial statement is received by the Bank until the date the next compliance certificate or financial statement is received; provided, however, that if the Borrower fails to timely deliver the next compliance certificate or financial statement by more than 30 days, the Applicable Rate from the date 30 days after such compliance certificate or financial statement was due until the date such compliance certificate or financial statement is received by the Bank shall be the highest pricing level set forth above.
If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Bank determines that (i) the Financial Test as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Financial Test would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Bank an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. The Bank’s acceptance of payment of such amounts will not constitute a waiver of any default under this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of this Agreement and the repayment of all other obligations.
     4. Collateral. Section 5.2 of the Agreement is amended to read as follows:
     5.2 Real Property. The Borrower’s obligations to the Bank under both Facilities will be secured by a lien covering real property located at 924 North Russell Street, Portland, Oregon owned by the Borrower. The foregoing lien is legally described in the Line of Credit Commercial Deed of Trust, Assignment, Security Agreement and Fixture Filing (the “Deed of Trust”) dated December 28, 2007, made by Widmer, as Grantor, recorded December 31, 2007, in Multnomah County, Oregon, under recording number 2007-220398. The Deed of Trust shall be amended to reference this Agreement as its primary secured obligation, and the Bank shall receive at the Borrower’s expense a modification endorsement to its title policy covering the Deed of Trust reflecting such amendment. The Borrower’s obligations to the Bank under both Facilities will also be secured by a lien covering real property located at 14300 NE 145th Street, Woodinville, Washington.
     5. Waiver of Defaults. Borrower acknowledges that Borrower failed to comply with Sections 9.3 (Funded Debt to EBITDA ratio) and 9.4 (Fixed Charge Coverage Ratio) of the Agreement for the period ending September 30, 2008. Bank waives as an event of default such failures. Notwithstanding such waiver, Bank shall have the right to enforce strict compliance for all subsequent periods with the recited Sections, subject to any amendments thereto made in this First Modification, and with all other terms and conditions of the Agreement and the other Loan Documents.
     6. Interim Reporting. Section 9.2(b) of the Agreement is amended to read as follows:
     (b) Within 30 days of each month end (including the last month in each fiscal year), monthly financial statements of the Borrower, certified and dated by an authorized financial officer. These financial statements may be company-prepared. The statements shall be prepared on a consolidated and consolidating basis.
     7. Compliance Certificates. The first phrase of Section 9.2(c) of the Agreement, which currently reads “Within the period(s) provided in (a) and (b) above,...” is changed to read “With each of the financial statements required under (a) above and with each of the financial statements required (b) above that coincide with a fiscal quarter end,...”
     8. Funded Debt to EBITDA Ratio. Section 9.3 of the Agreement is amended to read as follows:
     9.3 Funded Debt to EBITDA Ratio. To maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding the ratios indicated for each period specified below:

Period	Ratios
As of September 30, 2009:	4.50 to 1

From December 31, 2009 through September 30, 2010	3.50 to 1

Period	Ratios
From December 31, 2010, and thereafter	3.00 to 1
     (a) “Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, less the non-current portion of Subordinated Liabilities.
     (b) “EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization, minus dividends, plus other non-cash charges, including restructuring charges in accordance with the schedule attached as Exhibit B to this Agreement.
     (c) “Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.
     (d) This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, commencing quarter ending September 30, 2009, using the results of the twelve-month period ending with that reporting period.
     9. Fixed Charge Coverage Ratio. Section 9.4 of the Agreement is amended to read as follows:
     9.4 Fixed Charge Coverage Ratio. To maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least 1.25 to 1 as of September 30, 2009, and as of each fiscal quarter end thereafter.
     (a) “Fixed Charge Coverage Ratio” means the ratio of:
     (i) EBITDA (as defined above) minus cash taxes minus Maintenance Capital Expenditures, divided by
     (ii) current year scheduled principal payments on long-term Debt, plus current portion of capital leases, plus cash interest expense.
     (b) “Maintenance Capital Expenditures” means $2,000,000.
     (c) This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, commencing quarter ending September 30, 2009, using the results of the twelve-month period ending with that reporting period. The current portion of long-term liabilities will be measured as of the last day of the calculation period.
     10. Additional Financial Covenants. The following three financial covenants are added to the Agreement, to read as follows:
     9.4A Minimum EBITDA. To maintain on a consolidated basis a minimum EBITDA of at least the amounts indicated on a quarterly basis for each period specified below:

Period	Amounts
As of December 31, 2008:	$875,000

As of March 31, 2009:	$850,000

As of June 30, 2009:	$2,300,000

From September 30, 2009, and thereafter:	Covenant ceases to be applicable
For purposes of Section 9.4A only, “EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization, minus dividends, plus other non-cash charges, including restructuring charges incurred during such quarter in accordance with the schedule attached as Exhibit B to this Agreement, plus additional indirect charges of $150,000 for the quarter ending December 31, 2008, and zero thereafter.
     9.4B Asset Coverage Ratio. To maintain on a consolidated basis an Asset Coverage Ratio of at least 1.50 to 1 as of December 31, 2008, and as of each month end thereafter.
     (a) “Asset Coverage Ratio” means the ratio of:
     (i) Acceptable Receivables plus Acceptable Inventory, determined as of each month end, divided by
     (ii) amounts outstanding under the Line of Credit, including Letters of Credit outstanding, determined as of each month end.
     (b) “Acceptable Receivable” means:
     (i) Amounts identified on the line titled “Accounts Receivable, net of allowance for doubtful accounts” on the Securities and Exchange Commission (SEC) financial filings of the Borrower plus amounts representing keg deposit receivables.
     (ii) The account has resulted from the sale of goods or services by the Borrower in the ordinary course of the Borrower’s business and without further obligation on the part of the Borrower to service, repair, or maintain any such goods sold other than pursuant to any applicable warranty.
     (iii) Amounts otherwise acceptable to the Bank.
     (c) “Acceptable Inventory” means:
     (i) Amounts identified on the line titled “Inventories, net” on the SEC financial Filings of the Borrower.
     (i) The inventory is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor or the bank and is held for sale or use in the ordinary course of the borrower’s business. This does not prohibit any statutory liens which may exist in favor of the growers of agricultural products which are purchased by the Borrower.
     (i) Amounts otherwise acceptable to the Bank.
     (d) The quarterly and annual SEC financial statements of the Borrower will have been certified by the Chief Executive Officer and Chief Financial Officer (1) to fairly present in all material respects the financial condition, results of operations, and cash flows of the Borrower and (2) to be prepared in a manner consistent with Exchange Act Rules 13a-15(e) and 15d-15(e) regarding the establishment and maintenance of disclosure controls and procedures, Exchange Act Rules 13a-15(f) and 15d-15(f) regarding internal control over financial reporting, and 18 U.S.C Section 1350 as adopted pursuant to Section 906 of the Sarbanes Oxley Act of 2002.
     (e) The quarterly and annual financial statements will have undergone either quarterly review or an annual audit by the Borrower’s external auditors.
     (f) The Borrower will apply in a materially consistent manner the accounting principals, policies, and processes as used in the Borrower’s quarterly SEC reporting to the interim monthly reporting required as part of the Agreement.
     9.4C Capital Expenditures. Not to spend or incur obligations (including the total amount of any capital leases) to acquire fixed assets for more than the amounts specified below for each fiscal quarter specified below on a consolidated basis:

Period	Amounts
Fiscal quarter ending December 31, 2008 (“4Q08”):	$2,250,000

Fiscal quarter ending March 31, 2009 (“1Q09”):	$1,350,000 plus any amounts permitted for 4Q08 but not used

Fiscal quarter ending June 30, 2009:	$550,000 plus any amounts permitted for 1Q09 but not used

All fiscal quarters thereafter:	No limitation
     11. Dividends and Stock Repurchases. Section 9.5 of the Agreement is amended to read as follows:
     9.5 Dividends and Stock Repurchases. Except with the prior written consent of the Bank, not to declare or pay any dividends on any of its shares, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto
     12. Other Debts. Subsection (d) of Section 9.8 of the Agreement is amended to read as follows:
     (d) Debt secured by purchase money security interests in assets acquired after the date of this Agreement and before March 31, 2009 (“purchase-money debt”), if such purchase-money debt does not exceed $1,000,000.
     13. Investments. Subsection (d) of Section 9.11 of the Agreement is deleted.
     14. Additional Real Estate.
     (a) No later than January 31, 2009, Borrower shall grant to Bank to secure all obligations of Borrower to Bank of every kind, whether direct or contingent, and whether arising out of loans, equipment leases, deposit services, derivative transactions, and all other services and products provided to Borrower by Bank or its affiliates; and all fees, costs, expenses, and indemnifications due to Bank under the Agreement, a Deed of Trust on Borrower’s real property located at 14300 NE 145th Street, Woodinville, Washington 98072 (the “Woodinville Property”).
     (b) No later than February 28, 2009, Borrower shall grant to Bank to secure all obligations of Borrower to Bank of every kind, whether direct or contingent, and whether arising out of loans, equipment leases, deposit services, derivative transactions, and all other services and products provided to Borrower by Bank or its affiliates; and all fees, costs, expenses, and indemnifications due to Bank under the Agreement, a leasehold deed of trust on Borrower’s real property located at 35 Corporate Drive, Pease International Tradesport, Portsmouth, New Hampshire 03801 (the “New Hampshire Property”)
     (c) In connection with each such deed of trust, Borrower shall provide to Bank, at Borrower’s expense:
     (i) An ALTA lender’s title insurance policy (on a form acceptable to Bank and from a title company acceptable to Bank), for at least an amount equal to the appraised fair market value of the Woodinville Property and the New Hampshire Property, respectively, insuring the Bank’s interest in the Woodinville Property and the New Hampshire Property, respectively, with only such exceptions as may be approved by Bank and together with such endorsements as the Bank may require.
     (ii) A Phase I environmental site assessment prepared by a qualified third party consultant approved by Bank concerning any potential toxic or hazardous condition with respect to the Woodinville Property and the New Hampshire Property, respectively, together with a certification signed by Borrower regarding the environmental information provided to Bank.

     (iii) An Environmental Indemnity Agreement with respect to the Woodinville Property and the New Hampshire Property, respectively, in form satisfactory to Bank.
     (iv) With respect to the New Hampshire Property, a copy of Borrower’s lease of the property and exercise commercially reasonable efforts to obtain a signed consent/estoppel of the lessor, in form satisfactory to Bank provided, that if Borrower has met all other conditions but is unable to obtain lessor’s consent by February 28, 2009, despite having exercised commercially reasonable efforts to obtain it, this deadline will be extended by Bank for a period which Bank deems reasonable under the circumstances.
     15. Modification Fee. Borrower shall pay to Bank a modification fee of $30,000 upon execution of this First Modification.
     16. Representations and Warranties. When Borrower signs this First Modification, Borrower represents and warrants to Bank that: (a) there is no event that is, or with notice or lapse of time or both would be, an event of default under the Agreement except those events, if any, that have been disclosed in writing to Bank or waived in writing by Bank, (b) the representations and warranties in the Agreement are true as of the date of this First Modification as if made on the date of this First Modification, (c) this First Modification does not conflict with any law, agreement, or obligation by which Borrower is bound, and (d) this First Modification is within Borrower’s powers, has been duly authorized, and does not conflict with any of Borrower’s organizational papers.
     17. Conditions. This First Modification will be effective when Bank receives the following items, in form and content acceptable to Bank:
     (a) If required by Bank, evidence that the execution, delivery, and performance by Borrower of this First Modification and any instrument or agreement required under this First Modification have been duly authorized.
     (b) Payment by Borrower of the modification fee referenced in Section 15.
     (c) An amended and restated Security Agreement, amending the original Security Agreement to secure all obligations of Borrower to Bank of every kind, whether direct or contingent, and whether arising out of loans, equipment leases, deposit services, derivative transactions, and all other services and products provided to Borrower by Bank or its affiliates; and all fees, costs, expenses, and indemnifications due to Bank under the Agreement.
     (d) Payment by Borrower of all costs, expenses, and attorneys’ fees (including allocated costs for in-house legal services) incurred by Bank in connection with this First Modification.
     18. Other Terms. Except as specifically amended by this First Modification or any prior amendment, all other terms, conditions, and definitions of the Agreement, and all other documents, instruments, or agreements entered into with regard to the Facilities, shall remain in full force and effect.
     19. FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET, OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET, OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.
     20. STATUTORY NOTICE. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY US TO BE ENFORCEABLE.

DATED as of November 14, 2008.

Bank:		Borrower:

BANK OF AMERICA, N.A.		CRAFT BREWERS ALLIANCE, INC.

By	/s/ Michael Snook	By	/s/ Terry E. Michaelson
	Michael Snook, Senior Vice President		Terry E. Michaelson, Chief Executive Officer